Exhibit 8.1

1945 Old Gallows Road

Suite 260

Vienna, VA 22182

(301) 760-7393

July 2, 2026

Calisa Acquisition Corp

205 W. 37th Street

New York, NY 10018

Ladies and Gentlemen:

We have acted as United States counsel to Goodvision AI Inc., a Cayman Islands exempted company (“Goodvision”), in connection with the Registration Statement on Form S-4 (File No. 333-296926) (as amended from time to time, the “Registration Statement”), filed by Calisa Acquisition Corp., a Cayman Islands exempted company (“Calisa” or the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions contemplated by that certain Business Combination Agreement, dated as of March 6, 2026 (as amended from time to time, the “Business Combination Agreement”), by and among Goodvision, Calisa and Calisa Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Calisa (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Goodvision, with Goodvision surviving the merger as a wholly owned subsidiary of Calisa (the “Merger”). Upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), the securityholders of Goodvision will become securityholders of Calisa. The Transactions are more fully described in the Registration Statement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement. This opinion is being delivered in connection with the filing of the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) the Business Combination Agreement, and such documents, records, certificates, and matters of law as we have deemed relevant or necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Merger will be effected in accordance with the Business Combination Agreement and none of the material terms and conditions of the Business Combination Agreement have been or will be waived or modified, (ii) the statements and representations set forth in the Business Combination Agreement and the Registration Statement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Business Combination Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, and (iv) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Business Combination Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement (including the proxy statement/prospectus included therein), we hereby confirm that the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements identify and describe the material U.S. federal income tax consequences of the Transactions and constitute statements of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences. Such opinion identifies each material U.S. federal income tax consequence discussed under such caption, sets forth our opinion with respect to each such consequence, and is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published rulings and administrative interpretations of the Internal Revenue Service, and applicable judicial authorities discussed therein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. A change in any of the foregoing authorities, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, could affect the conclusions expressed herein. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position. No opinion is expressed as to any matter not expressly addressed herein or in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences.” In particular, we express no opinion regarding any U.S. federal tax matters other than U.S. federal income tax matters, or any state, local or non-U.S. tax consequences.

This opinion is rendered as of the date hereof, and we undertake no obligation to supplement or revise this opinion to reflect any subsequent changes in applicable law or factual matters.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ VCL Law LLP
VCL LAW LLP